Exhibit 10.1

Description of Denny's 2007 Corporate Incentive Program

On February 12, 2007, the Compensation and Incentives Committee of the Board of Directors of Denny's Corporation (the "Company" or “Denny’s”) approved and adopted the Denny's 2007 Corporate Incentive Program (the "2007 Incentive Program"), an incentive compensation arrangement for substantially all non-restaurant Denny's employees, including the executive officers of the Company. Under the 2007 Incentive Program, which is offered pursuant to the Denny's Corporation 2004 Omnibus Incentive Compensation Plan (the "Denny's 2004 Omnibus Plan"), a participant is eligible to earn a target bonus award ("Target Award") equal to a percentage of his or her base salary, depending on the group classification assigned to such participant. For the executive officers, the Target Awards range from 65% of base salary for executive and senior vice presidents to 100% of base salary for the chief executive officer.

Target Awards are earned by participants based on the achievement of certain pre-established quarterly and annual performance goals, and the amount of actual bonus earned may range from 50% of the Target Award, if certain threshold goals are met, to 100% of the Target Award, if all targeted goals are met. Performance goals are based on the following five (5) performance categories: (i) Company Same Store Sales; (ii) Franchise Same Store Sales; (iii) Adjusted Income Before Taxes; (iv) Free Cash Flow; and (v) Department Objectives.

In addition, participants in the 2007 Incentive Program are eligible to share in an Over-Performance Payout ("OP Payout"), which is a bonus pool that will be created if Denny's exceeds targeted Adjusted Income Before Taxes and/or Free Cash Flow for the year. Each participant will receive a pro rata percentage of any OP Payout pool based upon a participant’s individual performance rating and Target Award level, not to exceed 100% of the participant's Target Award otherwise earned for the year.